Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino Chief Financial Officer (913) 338-1000

For Immediate Release Thursday, November 3, 2011

Blue Valley Ban Corp. Reports Third Quarter 2011 Results

Overland Park, Kansas, November 3, 2011 – Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the three months ended September 30, 2011 of $2.0 million, compared to net income of $382,000 for the three months ended September 30, 2010. The fully-diluted loss per share was $0.82 for the three months ended September 30, 2011, compared to fully-diluted earnings per share of $0.04 in the same period of 2010. Net loss for the nine months ended September 30, 2011 was $4.6 million, or fully-diluted loss per share of $1.93, compared to a net loss of $1.7 million or fully-diluted loss per share of $0.91 for the same period of 2010.

The Company continues to show improvement in many areas of operation. We experienced improvement in asset quality with a reduction in non-performing loans by $19.2 million, or 63.2%, since December 31, 2010. Net interest income improved by $1.3 million, or 11.5% for the nine month period ended September 30, 2011, compared with the same period in 2010 as a result of continued expansion of our net interest margin. The Company’s subsidiary, Bank of Blue Valley, maintains $16.3 million, or 29.1%, of capital in excess of the regulatory requirement for a well-capitalized institution, as well as maintains a strong liquidity position. “Our strong capital and liquidity base, in addition to our improving core earnings capability, has put us in a good position to add new loans and deposits while eliminating non-performing assets from our portfolio. Our core operating contribution has improved as we adjust asset valuations to reflect the current business environment. We continue to look for new community based opportunities to serve our existing customers and to expand our local banking presence,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

Operating Results

During the third quarter of 2011, net interest income increased 10.8% to $4.6 million compared to $4.2 million for the same period in the prior year, primarily due to a decline in the interest expense. Interest expense decreased $1.3 million, or 36.5%, from the same period in 2010 as a result of a decrease in rates paid on deposits as market rates have declined and a decline in the average balance of time deposits. In 2010 and 2011, the Company had funds from several time deposit promotions mature. As the higher rate time deposits matured they were renewed at lower market rates and some deposits were not renewed due to lower renewal rate. This increase in net interest income was partially offset by the decline in interest income by $816,000, or 10.7%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $50.3 million, or 9.9%, for the three month period ended September 30, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment, and loan foreclosures.

The provision for loan losses for the three month period ended September 30, 2011 was $700,000, compared to no provision for the same period in the prior year. The provision for this period was primarily the result of a decline in credit quality of one developer portfolio. While the Company recorded an increase in the provision for the loan losses for the quarter related to construction loans, the Company has experienced improvement within the loan portfolio with a reduction in non-performing loans by $19.2 million, or 63.2%, since December 31, 2010, as management continues to work on improving the credit quality of the loan portfolio.

Non-interest income decreased $856,000, or 33.3%, for the three month period ended September 30, 2011, as compared to the same period in 2010. The decrease was the result of lower loans held for sale fee income during the third quarter of 2011 of $332,000, or 33.0%, as compared with the third quarter of 2010. The decrease in loans held for sale fee income was a result of a decline in residential mortgage loan origination and refinancing volume due to the economic environment. The Company realized gains of $342,000 on the sale of available-for-sale securities during the three month period ended September 30, 2010; however, no securities were sold in the same period in 2011. Other income decreased $184,000, or 43.0%, primarily a result of the effect of recording the net fair value of certain mortgage loan commitments. The net fair value of certain mortgage loan-related commitments recorded for the three month period ended September 30, 2011 was a loss of $18,000 compared to a gain of $132,000 for the same period in 2010.

Non-interest expense increased $1.5 million, or 24.9%, for the three month period ended September 30, 2011, as compared to the same period in the prior year. The increase in non-interest expense was attributed to higher other operating expenses of $1.7 million, or 68.9%, as a result of the Company recording a provision for other real estate owned of $1.5 million compared to a provision of $124,000 for the same period in 2010. The provision for other real estate was the result of a decline in real estate value related to specific foreclosed properties. This increase was partially offset by lower salaries and employee benefits of $151,000, or 5.1%. Salaries and employee benefits have decreased as a result of lower commissions paid on mortgage loans originated and sold in the secondary market due to a decline in the volume of mortgage loan originations and refinancing for the three months ended September 30, 2011, as compared to the same period in the prior year.

For the nine month period ended September 30, 2011, net interest income increased 11.5% to $13.0 million compared to $11.6 million for the same period in 2010, due to a decline in interest expense. Interest expense decreased $4.2 million, or 37.2%, from the same period in 2010 as a result of a decrease in rates paid on deposits and a decline in the average balance of time deposits. In 2010 and 2011 the Company had funds from various time deposit promotions mature, and as those higher rate time deposits matured they were renewed at lower market rates. As the renewal rate for these deposits was much lower, some deposits were not renewed. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its $82.5 million in Federal Home Loan Bank advances. This transaction reduced the effective interest rate, as well as modified the maturity date on these borrowings. The increase in net interest income was partially offset by the decline in interest income by $2.9 million, or 12.6%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $54.7 million, or 10.4%, for the nine month period ended September 30, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment, and loan foreclosures. Interest income has also declined as a result of a decline in the average balance of available-for-sale securities by $19.7 million. Available-for-sale securities were sold during 2010 to reduce the long-term maturity risk within the portfolio.

The provision for loan losses for the nine months ended September 30, 2011 was $2.7 million compared to $1.5 million in the same period in 2010, an increase of $1.2 million, or 86.2%. The provision was deemed necessary based on the decline in credit quality of a developer portfolio and the decline in real estate value on two commercial real estate properties as of September 30, 2011. While the Company recorded an increase in the provision for the loan losses for the quarter for construction and commercial real estate loans, the Company has experienced a reduction in non-performing loans as management continues to work on improving credit quality of the loan portfolio.

Non-interest income declined by $1.3 million, or 22.2%, for the nine month period ended September 30, 2011. This was the result of a decrease in loans held for sale fee income of $878,000, or 36.7%, due to a decline in residential mortgage loan origination and refinancing volume as a result of the economic environment. There were no realized gains on the sale of available-for-sale securities in 2011 compared to $437,000 in 2010. These decreases were partially offset by increases in service fees of $31,000, or 1.3%.

Non-interest expense increased $1.0 million, or 5.5%, for the nine month period ended September 30, 2011, as compared to the same period in 2010. The increase was attributed to higher operating expenses of $1.6 million, or 20.6%, as compared to the same period in 2010. Other operating expenses increased due to the Company recording a provision for other real estate owned of $2.1 million compared to a provision of $301,000 for the same period in 2010 as a result of a decline in real estate value related to specific foreclosed properties. This increase was partially offset by a decline in salaries and employee benefits by $447,000, or 5.1%, as a result of lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume. In addition, occupancy expense decreased $141,000, or 6.7%, as a result of lower repairs and maintenance expense and lower depreciation as a result of fewer fixed asset purchases and improvements.

Total assets, loans and deposits at September 30, 2011 were $677.5 million, $455.4 million and $503.0 million, respectively, compared to $755.4 million, $500.2 million and $569.5 million one year earlier, respectively, decreases of 10.3%, 9.0% and 11.7% for assets, loans and deposits, respectively. As of September 30, 2011, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.

Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. For other risk factors refer to the risk factors section of the December 31, 2010 Form 10K filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.

THIRD QUARTER 2011

FINANCIAL RESULTS

(In thousands, except per share data)

(unaudited)

	2011	2010
Three Months Ended September 30
Net interest income	$4,630	$4,180
Provision for loan losses	700	—
Non-interest income	1,717	2,573
Non-interest expense	7,672	6,141
Net loss	(2,025)	382
Net loss available to common shareholder	(2,297)	110
Net loss per share - Basic	(0.82)	0.04
Net loss per share - Diluted	(0.82)	0.04
Return on average assets	(1.34)%	0.20%
Return on average equity	(28.37)%	1.20%

Nine Months Ended September 30
Net interest income	$12,962	$11,629
Provision for loan losses	2,700	1,450
Non-interest income	4,566	5,872
Non-interest expense	19,742	18,720
Net loss	(4,601)	(1,703)
Net loss available to common shareholder	(5,417)	(2,519)
Net loss per share - Basic	(1.93)	(0.91)
Net loss per share - Diluted	(1.93)	(0.91)
Return on average assets	(0.89)%	(0.28)%
Return on average equity	(21.43)%	(8.96)%

At September 30
Assets	$677,511	$755,362
Loans	455,388	500,228
Deposits	503,019	569,530
Stockholders’ Equity	51,912	58,786